                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
         SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                    OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                      AND 15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                         Commission File Number 1-10321

                            THE ACKERLEY GROUP, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         200 East Basse Road, San Antonio, Texas 78209; (210) 822-2828
         -------------------------------------------------------------
               (Address, including zip code, and telephone number,
                               including area code
                  of registrant's principal executive offices)


                    Common Stock, par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
      -------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    (X)       Rule 12h-3(b)(1)(i)    (X)
               Rule 12g-4(a)(1)(ii)   ( )       Rule 12h-3(b)(1)(ii)   ( )
               Rule 12g-4(a)(2)(i)    ( )       Rule 12h-3(b)(2)(i)    ( )
               Rule 12g-4(a)(2)(ii)   ( )       Rule 12h-3(b)(2)(ii)   ( )
               Rule 15d-6             ( )       Rule 12h-3(b)(3)       ( )

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 The Ackerley Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 14, 2002                  THE ACKERLEY GROUP, INC.


                                      By:      /s/ RANDALL T. MAYS
                                            -----------------------------------
                                            Name: Randall T. Mays
                                            Title: Executive Vice President
                                                   and Chief Financial Officer